Exhibit 99.4

FORGIVEN BOTTLING GROUP, INC.

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (“Agreement”) is made June 15, 2011 by and between Forgiven Bottling Group, Inc. (FBG) a Nevada Corporation located at 7024 Bluebird Wing Street, North Las Vegas, NV 89084 (“Company”) and RockHard Laboratories, LLC, a Georgia limited liability company located at 4000 Heatherwood Way Roswell, GA 30066 (“Distributor”).

1.

APPOINTMENT OF DISTRIBUTOR

Subject to the terms and conditions of this Agreement, Company hereby appoints Distributor, and grants to Distributor the exclusive right to sell to the food/drug/mass market retailers listed on Schedule B, (the “Territory”) and the non-exclusive right to sell to other retail accounts not in conflict with other Company distributors, the brand name products in Schedule “A” annexed hereto and made a part hereof (the “Products”).  Distributor hereby accepts the foregoing appointment and agrees, except as otherwise provided herein, that it shall purchase the Products exclusively from Company.  Distributor shall not sell or supply the Products to:

A.

Any on-premises or off-premises retail account or other person located outside of the Territory;

B.

Any on-premises or off-premises retail account or other person within the Territory which Distributor knows or has reason to believe will sell or supply any of the Products to a retail account or other person located outside of the Territory;

Nothing herein shall prevent Distributor, with the prior knowledge and written consent of Company, from selling or supplying the Products to, or purchasing the Products from, another authorized Company distributor for the purpose of eliminating product shortages or inventory imbalances.

2.

TERM

The term of this Agreement shall be eighteen (18) months commencing from the date of this Agreement as referenced above (“Initial Term”), which term shall be renewed automatically for an additional one (1) year term on the anniversary date of this Agreement each year thereafter provided that (a) Distributor has complied with all terms and obligations of this Agreement during the Initial Term, and (b) this Agreement is not sooner terminated pursuant to the terms of Paragraph 11 below.

3.

TERMS OF SALE

A.

The prices charged by Company to Distributor for the Products shall be the prices established by Company in effect on the date of shipment described in Schedule “C” annexed hereto and made a part hereof (the “Price”).  Company shall inform Distributor of the Price in writing from time to time, however, upon sixty (60) days written notice to Distributor, Company shall have the right to change the Price and propose other terms of sale.  Distributor shall have the right to terminate the Agreement by providing thirty day written notice to Company following the receipt of any price increase.

B.

All sales by Company to Distributor shall be on a cash basis, or on such other payment terms as Company, in its sole and exclusive discretion, may establish in writing from time to time as described in Schedule “D” annexed hereto and made a part hereof (the “Payment Terms”).  The foregoing notwithstanding, Company shall have sole and absolute discretion to designate the port to which it delivers the Products.  Distributor shall pay all amounts due to Company in a timely manner and any and all payments by Distributor will be specifically applied to designated invoices.

C.

Any amount under this Agreement which is due under the Payment Terms but remains unpaid fifteen (15) days after the expiration of the time for payment may at the sole and absolute discretion of the Company bear default interest at the maximum rate and amount as authorized by law per annum, calculated on a daily basis from the date that the payment is due until the date payment is received in full.  The interest charged under this Section is without prejudice to any other right or remedy in respect of any payment default.

D.

All orders for the Products shall be placed pursuant to Section 3, of the Agreement by Distributor and shall be subject to Company's acceptance by issuance of an order confirmation, and upon confirmation such order will be binding on Distributor.  Company's acceptance of any order from Distributor is subject to the condition that Distributor complies with the Minimum Order Requirements and Payment Terms Company has established as of the date fixed for shipments.  If the Products are unavailable due to capacity limitations, or any Force Majeure (as defined below) event, the Company shall not be compelled to honor previously accepted orders, but shall distribute the Products among its authorized distributors in such a manner as Company determines in its sole and absolute discretion.  If Distributor is unable to accept delivery of products due to “Force Majeure”, then a default event will not have occurred.  For purposes of this Agreement, “Force Majeure” shall mean any or all of the following events or occurrences and the effects thereof: acts of God or any public enemy, flood, earthquake, storm, cyclone, tornado, hurricane, lightning, fire, explosion, epidemic, war, embargoes, riot or civil disturbances, strike or other labor disputes, shortage of labor, failure or delays by suppliers or contractors, difficulties in processing materials, sabotage, expropriation, confiscation or requisitioning of facilities, legislative, governmental or other prohibitions or restrictions, orders or temporary or permanent injunctions of any duly constituted court of competent jurisdiction which is beyond the control of the Company or other causes whatsoever whether similar in nature or not to the foregoing and which the relevant party could not take reasonable measures to prevent.  Distributor may reject delivery of any shipment of Products that is not consistent with products ordered by Distributor by providing Company with written notice of the reason for the rejection within ten (10) business days of receipt delivery of a shipment.  If a shipment is rejected, Distributor may return only the rejected portion of the shipment of Products not ordered for a full refund of the same.  If Distributor so notifies Company that any such delivery, or any part thereof, is rejected, then, at Distributor's option, (a) Company shall, at no additional charge, deliver replacements for the rejected Products as soon as reasonably practicable thereafter (but, in any event, within fourteen (14) days after the initial notification by Distributor); or (b) Distributor shall not be obligated to make any payments to Company for the rejected Products (or, if payment has already been made for the rejected Products, then Distributor shall be entitled to a credit in an amount equal to the price paid for such rejected Products).

E.

The parties intend that this Agreement shall have the highest priority in governing their relations with one another.  Any terms contained in any of Distributor's purchase orders which conflict with or are inconsistent with the terms of this Agreement and/or Company's order confirmation shall not apply to any sale of the Products.  No additional terms of sale shall apply to any sale of the Products by Company to Distributor other than those contained in this Agreement unless such terms are expressly accepted by Company in its order confirmation.

F.

On any shipment of the Products to Distributor, risk of loss will pass to Distributor upon delivery of such shipment FOB to the applicable port of entry to acceptance by Distributor or its common carrier in accordance with the system of delivery in effect from time to time.

G.

Manufacturer represents and warrants the Products will be manufactured, packaged, labeled, assembled, sold and/or distributed in compliance with all existing and future applicable federal, state and/or local laws, rules and regulations in the Territory.  COMPANY MAKES NO WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE, EXCEPT AS SET FORTH IN THE PRECEEDING SENTENCE.

H.

Distributor shall be responsible for the payment of all federal, state and local taxes that may be assessed against Distributor on the Products or other Company property in Distributor's possession.  Distributor shall also be responsible for the payment of any local, state or federal excise taxes on shipment of the Products to Distributor to the extent that such excise taxes are not itemized on Company's order confirmation.

I.

Distributor agrees to protect and hold Manufacturer and its officers, managers, directors, owners, agents and representatives harmless from any loss or claim including attorney’s fees arising out of any negligence of Distributor, Distributor’s agents, employees or representatives in the sale or marketing of the Products provided that Manufacturer gives Distributor immediate notice of any such loss or claim and cooperates fully with Distributor in handling thereof.

J.

Distributor shall have in place, and during the entire term of this Agreement will maintain fully operational, all of the software, middleware, and hardware, as well as the Internet and network connections, switches, bandwidth, storage and redundancy reasonably necessary to efficiently and securely, on a twenty-four hour, seven days a week, three hundred sixty-five days a year (24x7x365) basis with at least a 99.7 percent uptime, conduct commerce online concerning the purchase and sale of the Products.  As used herein, “conduct commerce online” shall include the ability to solicit and accept purchase orders using IP/TCP protocol over the Internet, including the World Wide Web, to process those orders electronically, bill and collect payments, direct and track fulfillment within industry-standard turnaround time, control inventory, and generate relevant reports, all using the Distributor's enterprise computer system.

K.

Company acknowledges and recognizes that Distributor has developed numerous relationships with third parties, including, but not limited to, joint ventures, customers, clients, distributors, merchants, retailers, associations and other business relationships (“Distributor’s Relationships”), that Distributor’s Relationships are essential to Distributor’s well-being and success of Distributor and that Distributor’s Relationships will be disclosed in confidential information given to Company.  For a period of two (2) years from the date of termination of this Agreement, Company agrees that it will not circumvent or interfere with Distributor’s customers who are purchasing Company’s products from Distributor at the time of termination.

L.

During the term of this agreement Distributor agrees not to carry, create, formulate for Distributor or third-party any other alcohol metabolizing/”hangover” remedy products that compete directly or indirectly with Manufacturer’s products in the Territory.

M.

Manufacturer assumes full responsibility for all costs and risks related to the Product design, use, manufacture, and packaging, including, but not limited to, claims for product liability, recall, wrongful death, illness or injury to users, as well as design, manufacture, labeling, packaging costs, shipping, regulatory approvals, (freight removed), manufacturer’s broker fees and (all other handling charges removed).  Manufacturer represents and warrants it owns the exclusive right, title and interest in all trademarks, patents, copyrights and other intellectual property and trade secrets used in connection with the Products and that all such intellectual property is valid and enforceable in the Territory and does not infringe any rights of other parties.

N.

Manufacturer shall purchase and maintain occurrence based liability insurance coverage with a nationally ranked U.S.-based insurance company naming Distributor as an additional insured on the insurance policy.  Insurance coverage will comply with the coverage requirements of each Distributor customer and shall be purchased or increased as necessary within ten (10) days of Distributor providing Manufacturer with a copy of signed agreement with Distributor customer setting forth the customer’s insurance coverage requirements.

O.

The insurance policy shall cover general liability, products liability claims that may be brought against Manufacturer and/or Distributor.  Manufacturer shall provide Distributor with a copy of the certificate of insurance.

P.

In the event a federal, state or local governmental or regulatory authority or organization in the Territory deems a ban or recall of the Products or similar action necessary or appropriate or there is a reasonable risk, threat or possibility thereof, Manufacturer shall bear and pay all costs, fines, customer refunds, fees (including reasonable attorney’s fees), penalties, obligations and expenses of any nature whatsoever arising out of or related in any manner to any recall and/or any investigative or corrective action related thereto.  Manufacturer agrees to indemnify and hold harmless Distributor from and against any and all costs or other liabilities resulting from any ban or recall.

Q.

The relationship between Manufacturer and Distributor is that of vendor and vendee. Distributor, its agents and employees shall, under no circumstances, be deemed employees, agents or representatives of Manufacturer. Distributor will not modify any of Manufacturer’s Products without written permission from Manufacturer. Neither Distributor nor Manufacturer shall have any right to enter into any contract or commitment in the name of; or on behalf of the other, or to bind the other in any respect whatsoever.

4.

SALE AND PROMOTION OF THE PRODUCTS

A.

Distributor shall cooperate with Company in the preparation and implementation of sales and marketing plans for sale of the Products, (such sales and marketing plans collectively shall be referred to as the “Plans”).  The Plans shall include Distributor's sales and promotion strategies and investment commitments for the Products, “minimum depletion standards” as described in Schedule E annexed to and made a part hereof, and sales and distribution goals for each quarter to be mutually agreed upon between Distributor and Company.

B.

Distributor shall employ its best efforts to:

(i)

Diligently and vigorously promote the sale of all of the Products;

(ii)

Endeavor to secure distribution of the Products to all licensed retail accounts in the Territory; and

(iii)

Without limiting this commitment, shall promote and distribute the Products in a manner no less aggressive and diligent than that provided to competitive brands sold in the Territory.

C.

Distributor shall at all times maintain inventory for each authorized brand and package size of the Products of at least thirty (30) days projected sales for each of the Products.  In addition, Distributor shall affirmatively and proactively exercise due diligence to increase its existing inventory of the Products immediately upon learning of or being advised by Company concerning, possible out of-stock situations, e.g., a Force Majeure event, or other such occurrences beyond Company's control that could reasonably lead to either a decrease in available supply of, or an Increase in market demand for the Products.  Distributor shall permit Company representatives to take physical inventory of the Products from time-to-time during business hours.

D.

Company shall provide Distributor with display and merchandising point-of-sale (“POS”) materials for placement in retail accounts subject to supply made available by Company at its sole and absolute discretion. Distributor shall use its best efforts to ensure display of such POS materials in a conspicuous place in retail account premises in advantageous shelf and floor merchandising locations, and to the extent permissible by law attend to regular shelf stock merchandising in order to promote vigorous sales activity for the Products.

E.

Distributor shall devote a sufficient level of the total time and effort of its employees, and expend a percentage of its total sales promotion as may be mandated by the Plans, to support of the Products as necessary to achieve the objectives established in the Plans developed by Company.

F.

Distributor shall:

(i)

Maintain a well-trained, competitive sales force adequate to diligently service all of the retail accounts in the Territory.

(ii)

Maintain specialized sales personnel to handle chain store and market sales as are necessary for promoting sale of the Products in the Territory; and

(iii)

Participate in sales training sessions offered by Company personnel to ensure that Distributor's personnel are well informed concerning Company brands and promotional programs.

G.

Distributor shall identify key retail accounts in accordance with the Plans established for the Products and shall cause its sales personnel to call on such accounts on a regular basis as is customary in the industry.

H.

Distributor shall participate in national/regional brand promotions and participate in special events for promotion of the Products in as a component of its best efforts to promote and devote resources to the sale of the Products.

I.

Distributor shall not use advertising, which is or may be in any way injurious to the image or reputation of Company or its brands as determined by Company in its sole and absolute discretion.  Without the prior written approval of Company, Distributor shall not use any advertising displaying the brand names, trademarks, designs or packaging of any of the Products on materials other than those furnished by Company.

J.

Distributor shall maintain all licenses and permits necessary to perform its obligations under this Agreement and shall at all times comply with all applicable laws, regulations or orders of federal, state, and local regulatory authorities.

K.

Company shall pay Distributor for promotional program expenditures that are permitted by law to which Company commits, samples, unsalable Products upon receipt from Distributor of the relevant invoices and supporting documentation.  Company shall have no obligation, however, to make payment on any amount claimed by Distributor as payable which is submitted to Company more than three (3) months from the date the corresponding expenditure or cost was incurred.

5.

COMPANY'S FRESHNESS AND QUALITY STANDARDS

Age and condition of the Products are vital to public health and safety, as well as consumer goodwill earned by the Company for its Products.  This is especially true for beverage products, when the quality of the Product can deteriorate significantly after twelve months (365 days) following the date of production.  Consequently, Company has developed and Distributor hereby adopts certain standards and performance criteria relating to the freshness and quality of the Products, hereinafter referenced to as the “Quality Policy.”  Distributor has the affirmative and proactive duty to store and distribute the Products properly, as well as to assure that stale or outdated Products are not allowed to remain in the Territory, in full accordance with the Quality Policy.  Distributor shall retrieve and destroy, at Company own costs and expense, any Products located at accounts in the Territory that are or may become unsalable due to age or product deterioration as defined by the Quality Policy, which are in effect and communicated by Company to Distributor via Schedule “F” annexed hereto and made part hereof.

6.

DISTRIBUTOR'S FACILITIES AND OPERATIONS

A.

Distributor shall maintain warehouse space in good condition and of sufficient capacity for all packages and sizes of the Products to meet company inventory, storage and quality control standards and applicable federal, state and local laws and regulations.

B.

Distributor shall at all times rotate product inventory in its warehouse to ensure that the Products are sold to its customers on a first-in, first-out basis and Distributor shall at its own cost and expense destroy any damaged or overage Products in its warehouse unless the damaged or overage condition results from Company's negligent acts or omissions.  Distributor shall notify Company in writing and obtain approval from the Company prior to the destruction of any damaged or overage Products if credit is desired from Company.

7.

DISTRIBUTOR RECORD KEEPING AND REPORTING REQUIREMENTS

A.

Distributor shall maintain complete and accurate records in a form, substance and manner as described in Section 3. I., above, or as requested by the Company and shall furnish same to Company within ten (10) calendar days after the end of each month;

(i)

A report of sales of the Products to retail accounts in the Territory by brand and package;

(ii)

A report of current inventory of the Products by brand and package;

(iii)

A report of sales of the Products to all key general market accounts and key chain accounts;

(iv)

A report of sales to sub-distributors if Distributor is authorized to engage in such sales; and

(v)

A report of all Products, if any, that have been authorized by the Company in writing to be transferred and/or sold between distributors.

B.

Distributor shall maintain complete and accurate records on orders and deliveries of the Products from Company and on distribution and merchandising of the Products (the “Records”) and furnish the Records to Company, upon reasonable request, in a manner and substance as communicated by the Company from time to time within ten (10) calendar days from the date requested by the Company.  The Distributor shall retain a copy of the Records at its business office for a consecutive two (2) year period.

C.

Upon reasonable request, Distributor shall supply Company with a monthly list of retail accounts to whom Distributor is selling the Products (the Retail Accounts List).  In addition to identifying the name and location of each retail account, the Distributor will collect and maintain sales volume data for each account, as well as data reflecting the number of sales calls and made by Distributor's sales staff to each retail account on a monthly basis.

D.

Distributor shall maintain such other records and furnish such reports as Company may reasonably request from time to time.

8.

OWNERSHIP AND MANAGEMENT OF DISTRIBUTOR

A.

Distributor shall give Company no less than thirty (30) days prior written notice of the consummation of any transaction for the sale, assignment, transfer or disposition of any material aspect of Distributor's business or assets covered by this Agreement, or of a controlling interest in the equity ownership of Distributor hereafter referred to as “Change in Control”.

B.

If Company believes the change of control will have an adverse impact on the Company’s business, for whatever reason, Company has the option to terminate this Agreement pursuant to Section 11.A.

C.

The new individual or entity involved in the change of control with Distributor shall be bound by the non-compete/non-circumvention provision of this contract regarding all products manufactured and sold by Company.

D.

Distributor shall at all times have a manager whose responsibility it will be to ensure the vigorous sale and promotion of the Products (“Manager”).  The Manager shall devote the level of time and effort necessary to achieve the objectives established in the Plans developed by Company, and shall possess the authority and responsibility to manage the daily operations of the Company’s product line for the Distributor.

9.

TRADEMARKS

A.

As either the registered owner, authorized licensee, or brand agent of all of the names, brand names, trademarks, marks, designs, devices, domain names, and packaging associated with the Products including but not limited to the items described in Schedule “G” annexed hereto and made a part hereof (the “Trademarks”), Company hereby grants to Distributor a non-exclusive, non-assignable and non-alienable license (“License”) to use the Trademarks in accordance with the terms and conditions of this Agreement, and the License shall be terminable-at-will by Company.  Nothing contained herein shall give Distributor any right, title or interest in or to such Trademarks of any nature whatsoever, and Distributor shall obtain prior written approval and direction from Company for any use of the Trademarks in any capacity other than in advertising or promotional materials expressly authorized or furnished by Company.

B.

Company warrants the Trademarks, and all rights thereunder and related thereto, are free and clear of all liens and encumbrances and that both Company's current use and Distributor's proposed use of the Trademarks do not and will not infringe the trademark or other intellectual property rights of any third parties.  Distributor shall not challenge, attack, or contest the ownership or validity of Company's rights in the Trademarks or its respective application or registration of the Trademarks.

C.

Distributor shall not apply for, or be the assignee of, any trademark protection which would affect any of Company's rights in the Trademarks, or file any document with any governmental authority, or take any other action which could affect Company's ownership of the Trademarks, or aid or abet anyone else in doing so.

D.

Distributor shall not commit any act or engage in any conduct, which adversely affects the Trademark, or any other trademarks, logos, or copyrighted material of Company.

E.

This Agreement shall in no way be construed as an assignment to Distributor of any right, title, and/or ownership interest in any of the Trademarks.

F.

Company has the exclusive right, but not the obligation, to obtain at its own cost, appropriate trademark protection for the Trademarks or any portion thereof.  Distributor may terminate this Agreement should Company fail to protect its trademark rights.

G.

The License granted under this Agreement is conditioned upon Distributor's full and complete compliance with the provisions of the trademark and copyright laws of the United States and each Jurisdiction comprising the Territory.

H.

Distributor shall not use the Trademarks as part of the name of a partnership or corporation.

I.

If Distributor has obtained or obtains, in any state or country, any right, title, or interest (including the filing of any application for registration or the issuance of any registration) of any (i) mark which is similar to, or a translation and/or transliteration of, any of the Trademarks; or (ii) print, pattern, design, or “work as defined under the U.S. Copyright Act, which is substantially similar to, or a derivative version of, any of the Trademarks (collectively, the “Related Marks & Works”), Distributor shall so notify Company and agrees that It has acted or will act on and for Company's behalf. Distributor further agrees to execute any and all instruments deemed by Company, its attorneys, or representatives, to be necessary to transfer all of Distributor's right, title, or interest in the Related Marks & Works to Company.  “Related Marks & Works” shall be considered included in the defined term “Trademarks” for all purposes of this Agreement, except with regard to Company's representations and warranties as set forth below.  Related Marks & Works do not include any underlying, preexisting rights that Distributor may have in its own marks.

J.

Company and Distributor each acknowledge that any violation or breach of any provision and/or term of this “Trademarks” Section of the Agreement by Distributor shall cause Company irreparable harm and damage, and Distributor acknowledges that damages at law would be an insufficient remedy to Company if Distributor violates said terms of this Agreement.  Accordingly, Company shall be entitled, in addition to all other rights and remedies available at law or in equity, upon application to a court of competent jurisdiction, to obtain an injunction, restraining order and/or other equitable relief to enforce the provisions of this Section 9 of the Agreement, and that such equitable relief shall be in addition to any other rights or remedies available to Company, including termination of the Agreement. In any action or proceeding by Company to obtain a temporary restraining order, preliminary injunction and/or other equitable relief, Distributor hereby agrees to waive the necessity of Company's posting a bond of any amount in order to obtain the preliminary injunction, temporary restraining order and/or other equitable relief.  If Company's action for a temporary restraining order, motion for preliminary injunction and/or other equitable relief is granted in whole or in part and Company is ultimately unsuccessful in obtaining a permanent restraining order, permanent injunction and/or other equitable relief to enforce any provision of this Section 9 of the Agreement, Company shall be entitled to recover its attorneys' fees and related costs.  Distributor waives any and all rights it may have against Company for any injuries or damages, including consequential damages sustained by Distributor and arising directly or indirectly from the issuance of the temporary restraining order, preliminary injunction and/or other equitable relief in favor of Company.

10.

INFRINGEMENT

A.

If a third-party asserts that the Trademarks or the License (collectively, the “Rights”) infringe upon that third-party's rights, Company shall take such action as is necessary to protect and validate the Right's including, without limitation, arbitration, mediation, litigation, or settlement. If a third party is infringing or threatens to infringe the Rights, as determined by Company, Company may also take such action(s).  If  Company pursues any action, Company shall pay all costs and expenses, including attorneys' fees, incurred in connection therewith, and Company shall be entitled to receive and retain all amounts awarded as damages, profits, or otherwise in connection with such suits.

B.

Distributor shall be vigilant in detecting possible infringements, including, imitations by third parties of the Rights, and shall immediately inform Company of any known, actual, or threatened infringement of the Trademarks.

C.

Distributor agrees to assist Company, at Company's expense, to the extent necessary under this Section of the Agreement.  Either party, may, with the consent of the other party, prosecute such infringement in its own name, in the name of the other party, or may join the other party as a party thereto

D.

Distributor shall notify Company of any infringement of the Trademarks of which Distributor has knowledge, and shall assist Company in taking such action as Company deems appropriate against such infringement, provided that Company shall bear any costs associated with such action.

E.

Company shall defend, indemnify and hold Distributor (including officers, directors, employees, and agents of Distributor) harmless against any and all claims, damages, expenses, attorneys' fees, settlement amounts, royalty fees, and judgments arising out of (i) any claim of personal injury, bodily injury or property damage to a third party to the extent that such injury or damage is the result of (a) any breach of this Agreement by Company, including any warranty contained herein; (b) any negligence, recklessness, or willful misconduct of Company; (c) any latent defect in the Products; or (ii) any claim that the Products, the Trademarks or any other intellectual property of Company used by Distributor to perform its obligations under this Agreement, infringe any patent, trade secret, trademark, copyright, or other intellectual property rights of third parties.

11.

TERMINATION

A.

Distributor shall have the right to terminate this Agreement without cause upon sixty (60) days written notice to Company.  In the event of such termination without cause, Company shall pay Distributor for Distributor's inventory of Products at laid-in costs and Distributor shall facilitate the transfer of such inventory of Products to Company.

B.

Company shall have the right to terminate this Agreement immediately upon giving thirty (30) days written notice to Distributor upon the occurrence of any of the following events:

(i)

Conviction of Distributor or any of Distributor's senior management or equity owners of any crime which in the reasonable opinion of Company may adversely affect the goodwill of Distributor or sales of the products in the Territory;

(ii)

Fraudulent conduct or misrepresentation by Distributor or any of Distributor's senior management or equity owners in any dealings with Company or with others concerning the Products;

(iii)

Revocation or suspension of any of Distributor's federal, state or local licenses or permits for a period in excess of thirty (30) days, if such license or permit is required for the normal operation of Distributor's business as contemplated herein;

(iv)

The institution of bankruptcy or any other proceedings for the relief of debtors by or against Distributor, Distributor's insolvency or dissolution, its assignment or attempt to assign for the benefit of creditors, the appointment of a receiver with respect to Distributor's business, or Distributor's failure to pay monies due to Company in accordance with the terms of payment established by Company, when such failure is not rectified within fifteen (15) days of Distributor's receiving written notice from Company of such failure to pay;

(v)

Any sale or transfer of Distributor's business or a controlling interest in Distributor, or any attempt to assign any rights under this Agreement, as covered by Section 8 hereof; and/or

(vi)

Passage of a law or regulation in any designated territory prohibiting or restricting the sale of the Products or otherwise depriving Company of the profits it would normally derive or of consequential damages in event of a breach of this Agreement.

In the event of termination of this section 11.B., Company shall pay Distributor for Distributor's inventory of Products at laid-in costs and Distributor shall facilitate the transfer of such inventory of Products to Company.

C.

Company shall have the right to terminate this Agreement for cause which is defined as follows: In the event that Company determines that Distributor may be underperforming in any manner, it shall provide Distributor with a detailed written notice of same and meet and confer with Distributor regarding a fully supported opportunity to cure the alleged underperformance. Following the meet and confer, Distributor will be provided with sixty (60) calendar days within which to cure its alleged underperformance after which Company will then meet and confer with Distributor about its performance.  If Distributor has cured the issue, Company will provide Distributor with written notice of same. If not, Company will provide Distributor with sixty (60) calendar days notice of same and its intention to terminate the Agreement.  In the event of termination of this section 11.C, Company shall pay Distributor for Distributor's inventory of Products at laid-in costs and Distributor shall facilitate the transfer of such inventory of Products to Company.

D.

In the event that the Company terminates this Agreement on any grounds other than those set forth in Paragraph B, or C above, said termination shall be without cause and Company shall pay to Distributor as liquidated damages an amount equal to:

a.

In the event the agreement lasts for twelve months or less, the cumulative cases sold multiplied by the difference between the price Distributor paid Company for the products and the average price Distributor sold the products to their clients/sub-distributors.

b.

In the event the agreement lasts for more than twelve (12) months, the fair market value of Distributor's beverage distribution rights to be mutually agreed upon by the parties, but which will not exceed an amount equal to the number of cases sold in the previous twelve months multiplied by the difference between the price Distributor paid Company for the products and the average price Distributor sold the products to their clients/sub-distributors.

These amounts are deemed by Distributor and Company to be a fair and reasonable calculation of Distributor's losses resulting from termination of this Agreement without cause.

12.

INSURANCE

Both Company and Distributor shall maintain in full force and effect during the term of this Agreement, with one or more insurance companies reasonably satisfactory to the other party, a comprehensive general liability insurance policy (or policies), including coverage for products liability and personal injury, with a broad form vendor's endorsement, with respect to all claims and damages arising out of the manufacture, distribution, sale, offering for sale, or use or consumption of the Products, or any actions taken by such party pursuant to this Agreement, regardless of when such claims are made or when the underlying injuries occur or manifest themselves. Such insurance policy(ies) shall have aggregate policy limits of not less than two million dollars ($2,000,000) per occurrence.  Such policy(ies) shall provide that notice be given to the other party at least thirty (30) days prior to any expiration, cancellation or material change in the terms of the policy(ies). Copies of certificates evidencing such insurance shall be delivered by each party to the other within ten (10) days after the effective date of this Agreement.

13.

GOVERNING LAW

This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of Nevada, United States of America, in force from time to time.  The laws of the State of Nevada shall apply regardless of the residence of any party or the place of execution of this Agreement by any Party. Each Party agrees that any action or proceeding to determine or enforce rights or obligations under this Agreement may be brought only in the courts of the State of Nevada, in and for Clark County. Each Party consents to the jurisdiction of such courts over it for purposes of any such action or proceeding.

14.

NO IMPLIED WAIVERS

Except as expressly provided in this Agreement, waiver by either party, or failure by either party to claim a default, of any provision of this Agreement shall not be a waiver of any default or subsequent default.

15.

NOTICES

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services.

If to Manufacturer:

Forgiven Bottling Group

7024 Bluebird Wing Street,

North Las Vegas, NV 89084

Email:  chas@takeforgiven.com

Phone:  702-591-1534

Fax:

If to Distributor:

RockHard Laboratories, LLC

4000 Heatherwood Way

Roswell, GA 30066

Email:  Joshua@rockhardweekend.com

Phone:  1-800-562-0543 x103

Fax:  404-759-2039

When completed and executed, the Schedules that are attached, shall become an integral part of and governed by this Agreement between Company and Distributor.

Agreed and Accepted:

COMPANY

DISTRIBUTOR

Forgiven Bottling Group, Inc.

RockHard Laboratories, LLC

_____________________________

_______________________________

Name:  Chas B. Aday III

Name: John Miklos

Title:  President/CEO

Title:  President/CEO

SCHEDULE A

THE PRODUCTS/SPECIFICATION

UPC	Item	Description	Unit Size	Case Pack
	Forgiven POP	24 3 pill packs per POP box	24 3 pill packs	4 POP per shipping box

PACKAGE WEIGHT DESCRIPTION

UPC	Description	Unit Size	Case Wt Lbs	Case Dimensions

FUTURE PRODUCTS:

Company grants first right of refusal to Distributor on all new products introduced by Company, in the Distributor's Territory as denoted in Schedule B.

SCHEDULE B

THE TERRITORY

SCHEDULE C

PRICE

Product	Minimum Order	Distributor Invoice Cost

SCHEDULE D

PAYMENT TERMS

Fifty percent (50%) down upon receipt of the purchase order by Company with the balance due in forty-five (45) days with a 2% discount for payment net 15.

SCHEDULE E

SALES PLANS

Key Objectives:

Strategy:

SCHEDULE F

QUALITY POLICY

To ensure consumers enjoy our products at their best, it is a requirement that our customers comply with the following policy guidelines to ensure the quality.

1.

PRODUCT STORAGE

A.

Packaged beverage is at its best when consumed fresh and should be consumed within twenty-four (24) months of production date.

B.

Packaged product must not be stored by any customers at temperatures exceeding 78 degrees.  Ambient temperatures at the top of pallet stacks in storage areas should be monitored on a seasonal basis

C.

Packaged product must not be frozen as it may affect the efficacy of the product or the packaging integrity (liquids).

D.

Packaged products must not be stored next to boilers or in places also housing meat, fish, poultry, fruit, vegetables or other perishable products.

E.

Products must not be exposed to direct sunlight.

F.

Any packaged product, which is damaged must be destroyed; or if in commercially acceptable conditions, must be hand-sorted and repackaged so as to remove damaged or contaminated packs.

2.

INVENTORY ROTATION

To comply with product age requirements, it is a requirement that all customers manage their inventory by ordering minimum quantities on a frequent basis, using the first-in, first-out principle (FIFO).

A.

Where applicable, distributors should place orders on a regular monthly basis, and order no more than sixty (60) days inventory at one time.

B.

Customers should be encouraged to order weekly requirements.  These customers should be discouraged from purchasing more than 30 days inventory.

Please note: the main factors that will affect shelf life of packaged beverage are:

•

Transport conditions

* Moisture

* Motion

* Temperature

* Foreign taints

* Excessive physical handling

•

Distribution & Storage Conditions

* Temperature

* Moisture

* Time

* Foreign taints

* Light

* Excessive physical handling

6.

DATE CODING - DATE OF PRODUCTION

To assist inventory management, all primary and secondary packaging contains date coding. Please note date coding will be in a day/month/year time format.

SCHEDULE G

TRADEMARKS

Here is a list of the brands and their associated trademarks.